EXHIBIT 11

                          NORTHWEST NATURAL GAS COMPANY

                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)


                                                  Three Months Ended
                                                       March 31,
                                                  ------------------
                                                     1997      1996
                                                     ----      ----

Earnings Applicable to Common Stock ............   $24,080   $22,665
     Debenture Interest Less Taxes .............       119       132
                                                   -------   -------
Net Income Available for Fully-Diluted
  Common Stock .................................   $24,199   $22,797
                                                   =======   =======

Average Common Shares Outstanding ..............    22,590    22,274

     Stock Options .............................        40        18
     Convertible Debentures ....................       539       599
                                                   -------   -------
Fully-Diluted Common Shares ....................    23,169    22,891
                                                   =======   =======

Fully-Diluted Earnings per Share of Common Stock   $  1.04   $  1.00
                                                   =======   =======